Exhibit 99

FOR IMMEDIATE RELEASE:

Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces Fourth Quarter
and Year to Date Earnings of $19.1 Million and $29.1 Million;
Driven by Recapture of Deferred Tax Asset Valuation Allowance

•
Net income for the three months ended December 31, 2014 totaled $19.1 million, or $2.36 per diluted share, compared to $2.9 million, or $0.36 per diluted share, for the same period in 2013. Net income for the year ended December 31, 2014 totaled $29.1 million, or $3.59 per diluted share, compared to $10.0 million, or $1.24 per diluted share, for the same period in 2013.

•
Net income for both the three and twelve months ended December 31, 2014 was favorably impacted by the recapture of the deferred tax asset valuation allowance of $16.2 million, or $2.00 per diluted share.

•	On a year-to-date basis, gross loans outstanding, excluding loans held for sale, increased $33.9 million, or 5.1%, to $704.9 million.

•	Net interest margin for the three and twelve months ended December 31, 2014 was 3.17% and 3.20%, respectively, compared to 3.19% and 3.03% for the same periods last year.

•
The allowance for loan losses as a percent of total loans outstanding remained strong and totaled 2.09% at December 31, 2014, or 102.2% of nonaccrual loans. Classified loans to Tier 1 capital and the allowance for loan losses totaled 23.2%, the lowest it has been since 2010, and far below the highest point of 117.7% at March 31, 2012.

SHIPPENSBURG, PA (January 21, 2015) -- Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings for the three and twelve months ended December 31, 2014. Net income was $19.1 million and $29.1 million for the three and twelve months ended December 31, 2014, compared to $2.9 million and $10.0 million for the same periods in 2013. Net income for the 2014 periods benefited from the $16.2 million recapture of the valuation allowance on deferred tax assets and higher levels of gains on sales of securities and sales of real estate owned, which, in the aggregate, were $248 thousand and $2.1 million higher for the three and twelve months ended December 31, 2014 than in the same periods in the prior year. In addition, results were positively impacted by a negative provision for loan losses of $1.0 million and $3.9 million for the three and twelve months ended December 31, 2014 compared to a negative provision of $1.8 million and $3.2 million for the corresponding periods in 2013.

Diluted earnings per share amounted to $2.36 for the three months ended December 31, 2014, as compared to $0.36 for the fourth quarter of 2013. The recapture of the deferred tax asset valuation allowance favorably impacted performance measurements. For the year ended December 31, 2014, diluted earnings per share were $3.59, compared to $1.24 for the same period in 2013. Return on average assets and return on average equity were 2.48% and 28.78%, respectively, for the year ended December 31, 2014, compared to 0.84% and 11.30% for the year ended December 31, 2013.

Thomas R. Quinn, Jr., President and Chief Executive Officer, stated, “The recapture of the valuation allowance on the net deferred tax asset in the fourth quarter of 2014 is a testimony to management’s belief that we have turned the corner on challenges the Company has been working through for the past several years, and the negative influences it had on our results. We believe we have made substantial improvements in asset quality metrics, capital levels, and the sustainability of positive quarterly earnings. As a result, the valuation allowance was recaptured.”

Quinn added, “We are focused on prudent growth and servicing the needs of current and prospective customers. This is demonstrated by loan growth of $24.5 million in the fourth quarter of 2014, or 14%, on an annualized basis. Our organization is poised for expansion with strong capital ratios, an abundance of liquidity and new technology initiatives that should serve our stakeholders well in 2015.”

OPERATING RESULTS

Net Interest Income

Net interest income totaled $8.6 million for the three months ended December 31, 2014, a 0.6% increase compared to the same period in 2013. For the year ended December 31, 2014, net interest income totaled $34.0 million, a 6.0% increase from the $32.1 million earned for the year ended December 31, 2013. As a result of the sustained improvement in the Company’s asset quality and earnings performance, beginning in the fourth quarter of 2013 the Company invested its excess liquidity, previously kept in interest bearing bank balances, into higher yielding securities and the loan portfolio. In addition, lower average balances of nonaccrual loans allowed for greater recognition of interest income. Lastly, the Company has been able to effectively manage its cost of funds, which declined to 0.44% for the year ended December 31, 2014, an eight basis point improvement from 0.52% for the same period in 2013.

The combined effect of these factors resulted in an overall improvement in the Company’s net interest margin. Net interest margin on a fully tax-equivalent basis was 3.20% and 3.03% for the twelve months ended December 31, 2014 and 2013. Net interest margin on a fully tax-equivalent basis was 3.17% and 3.19% for the three months ended December 31, 2014 and 2013.

Provision for Loan Losses

The Company recorded a negative provision for loan losses, or a reversal of amounts previously provided, of $1.0 million and $3.9 million for the three and twelve months ended December 31, 2014, compared to a negative provision of $1.8 million and $3.2 million for the same periods in 2013. The negative provision recorded in the 2014 periods is the result of several factors, including: 1) favorable recoveries of loan amounts previously charged off; 2) successful resolution of a loan in workout with a smaller charge-off than the reserve established for it; and 3) significant improvement in asset quality metrics. Both quantitative and qualitative factors are considered in the determination of the adequacy of the allowance for loan losses. Recent favorable charge-off data, combined with relatively stable economic and market conditions, resulted in the determination that a negative provision could be recorded despite net charge-offs for the period, as allowance for loan losses coverage metrics remain strong. The negative provision for loan losses for the three and twelve months ended December 31, 2013 was the result of payments the Company received on classified loans with partial charge-offs previously recorded. As these payments received during the periods in 2013 exceeded the carrying value of the related loans, the excess was included in recoveries of loan amounts previously charged off. As the allowance for loan losses was deemed adequate prior to those recoveries, the amount of the recoveries was recorded as a negative provision for loan losses.

Asset quality ratios have shown improvement since December 31, 2013, with classified loans, defined as loans rated substandard, doubtful or loss, totaling $28.2 million at December 31, 2014, or 4.0% of loans, compared to $56.8 million, or 8.5% of loans at December 31, 2013. The allowance for loan losses to nonperforming loans and restructured loans still accruing has increased from 82.8% at December 31, 2013 to 95.0% at December 31, 2014. The improvement in classified loans and coverage ratios is the direct result of the efforts of our Special Assets Group during 2014, and their ability to work out loans or obtain credit enhancements to mitigate the Bank’s risk of loss.

Noninterest Income

Noninterest income, excluding securities gains, totaled $4.3 million and $16.9 million for the three and twelve months ended December 31, 2014, compared to $4.1 million and $17.5 million for the same periods in 2013. Several factors contributed to the lower noninterest income, excluding securities gains for the year ended December 31, 2014, as compared to the same period in 2013. During the past several quarters, there has been a reduction in the number of customers refinancing their residential mortgages and new home sale mortgage opportunities. These events have resulted in lower mortgage banking income, which totaled $2.2 million for the year ended December 31, 2014, a 27.7% decline from 2013. The

Company also experienced a decline in service charges on deposits and other services charges consistent with trends noted in prior quarters as a result of more conservative consumer spending behavior. Partially offsetting these unfavorable variances were the revenues generated by Orrstown Financial Advisors, which include trust and estate fees and brokerage income, and totaled $6.8 million for the year ended December 31, 2014, an increase of $156 thousand from 2013. Also, other income of $2.5 million for the year ended December 31, 2014, represented a $434 thousand increase from the year ended December 31, 2013, and is due principally to higher levels of gains on sales of real estate of $447 thousand. Noninterest income for the three months ended December 31, 2014 benefited from higher levels of mortgage banking income of $573 thousand, compared to $469 thousand for the same period in 2013, and a non-recurring gain on the disposal of an insurance joint venture.

Securities gains totaled $267 thousand and $1.9 million for the three and twelve months ended December 31, 2014, compared to $53 thousand and $332 thousand for the same periods in 2013. For both years, asset/liability management strategies and interest rate conditions resulted in gains on sales of securities, as market conditions presented opportunities to reduce interest rate risk while maintaining earnings from our securities portfolio.

Noninterest expenses

Noninterest expenses totaled $11.1 million for the three months ended December 31, 2014, compared to $11.4 million for the corresponding prior year period, a decrease of 2.7%. Noninterest expenses amounted to $43.8 million for the year ended December 31, 2014, an increase of $521 thousand, or 1.2%, from $43.2 million for the same period in 2013. The changes in certain components of noninterest expenses between 2013 and 2014 are described below.

As the Company began to introduce new product offerings, improve the effectiveness of alternate delivery channels and enter new markets, it experienced increased costs in certain categories. Data processing charges totaled $470 thousand and $1.7 million for the three and twelve months ended December 31, 2014, compared to $173 thousand and $542 thousand for the same periods in 2013. In December 2013, the Company outsourced its core processing system to a third party provider, to capitalize on additional products and services that the provider offers. In the fourth quarter of 2013, the Company opened its financial services facility office in Lancaster, Pennsylvania, resulting in full occupancy charges during the twelve months ended December 31, 2014, compared to only one quarter of expense in 2013.

Salaries and employee benefits totaled $6.1 million for the three months ended December 31, 2014, a decrease of 2.8% from $6.2 million for the same period in 2013. For the year ended December 31, 2014, salaries and benefits totaled $23.7 million, an increase of 3.1% from $23.0 million for the year ended December 31, 2013. The increase in salaries and employee benefits on a year to date basis is primarily the result of additions to staff that were hired in the latter part of 2013, allowing for enhanced risk management processes and practices, greater depth in the information technology and operations departments, and less reliance on outside consultants.

Advertising and bank promotions were used to advance the Company’s growth initiatives and the introduction of new products and services, including the Bank’s first ever advertising on television and increased direct mail efforts that were launched in the first quarter of 2014, and resulted in greater expense in the earlier parts of 2014 than experienced in the fourth quarter of 2014. For the three and twelve months ended December 31, 2014, advertising and bank promotions expense totaled $348 thousand and $1.2 million, compared to $535 thousand and $1.3 million for the same periods in 2013.

Real estate owned expenses totaled $39 thousand and $300 thousand for the three and twelve months ended December 31, 2014, compared to $22 thousand and $137 thousand for the same periods in 2013. This unfavorable variance is principally related to obtaining updated appraisals on several properties, and the resulting $124 thousand in write downs that were required based on this updated information, combined with a higher number of properties included in other real estate owned in 2014. Collection and problem loan expense totaled $196 thousand and $729 thousand for the three and twelve months ended December 31, 2014, increases of $87 thousand and $55 thousand from the same periods in 2013, as additional costs were needed to execute our remediation strategies and lower risk asset balances.

Offsetting the above variances in noninterest expense, were lower expenses related to Federal Deposit Insurance Corporation (“FDIC”) insurance, and taxes, other than income. FDIC insurance expenses totaled $395 thousand and $1.6 million for the three and twelve months ended December 31, 2014, a 38.2% and 37.1% reduction from the amounts incurred in the same periods in 2013 primarily because of a lower assessment rate as the Company’s risk profile improved. Taxes, other than income, included in other operating expenses decreased from $229 thousand and $939 thousand for the three and twelve months ended December 31, 2013, to $119 thousand and $562 thousand for the same periods in 2014, due to a lower assessment rate and method of calculation for state bank shares tax.

Income Taxes

Income tax benefit totaled $16.2 million and $16.1 million for the three and twelve months ended December 31, 2014, compared to income tax expense of $15 thousand for the three months ended December 31, 2013 and income tax benefit of $206 thousand for the twelve months ended December 31, 2013.

As of December 31, 2014, the Company recaptured its entire valuation allowance on deferred tax assets, which had previously been established at September 30, 2012. It was determined that with significant improvements in asset quality, strengthened capital ratios, and nine quarters of profitability, combined with improving market and economic conditions, that the net deferred tax asset was more likely than not to be recovered, and maintaining a valuation allowance was no longer required. Income taxes for 2013 pertained to state income tax expense (benefit).

FINANCIAL CONDITION

Assets at December 31, 2014 totaled $1.19 billion, a $12.6 million increase from $1.18 billion at December 31, 2013. Gross loans, excluding those held for sale, totaled $704.9 million at December 31, 2014, a $33.9 million, or 5.1%, increase from $671.0 million at December 31, 2013, and a $24.5 million increase from September 30, 2014. Growth was achieved in the loan portfolio despite the active loan collection efforts, in which the Company collected approximately $21.8 million in pay downs/payoffs, charge-offs, loan sales or foreclosure on nonaccrual loans during the year ended December 31, 2014. The growth experienced in the loan portfolio was experienced in the Company’s primary market and supplemented with opportunities in its Lancaster, Pennsylvania office, which opened in November 2013.

Total deposits were $949.7 million at December 31, 2014, a decrease of $50.7 million, or 5.1%, from $1.0 billion at December 31, 2013. Despite an overall decrease in deposits, transaction account balances increased by 3.5% and totaled $706.5 million at December 31, 2014. The Company experienced a 23.4% decrease in time deposits, which declined from $318.1 million at December 31, 2013 to $243.6 million at December 31, 2014. The Company elected to fund its loan growth through sales and pay downs on securities available for sale, rather than maintain its balances in time deposits and, in particular, brokered time deposits. Additional funding came from an increase in short-term borrowings, which totaled $86.7 million at December 31, 2014.

Shareholders’ Equity

Shareholders’ equity totaled $127.3 million at December 31, 2014, an increase of $35.8 million, or 39.2%, since December 31, 2013. This increase was primarily the result of net income of $29.1 million for the year ended December 31, 2014, combined with a $6.4 million increase in accumulated other comprehensive income (loss). The Company’s regulatory capital ratios at December 31, 2014 continued to improve and exceed all regulatory minimums required to be considered well capitalized. At December 31, 2014, the Company’s regulatory capital ratios consisted of a Tier-1 leverage ratio of 9.5%, a Tier-1 risk-based capital ratio of 15.5%, and a total risk-based capital ratio of 16.8%, which represent increases from 8.1%, 13.7% and 15.0%, respectively, at December 31, 2013.

Asset Quality

Risk assets, defined as nonaccrual loans, restructured loans, loans past due 90 days or more and still accruing, and real estate owned totaled $16.5 million at December 31, 2014, which was a decrease of $9.9 million, or 37.4%, from $26.3 million at December 31, 2013. The decrease in nonaccrual loans from December 31, 2013 during 2014 was principally due to successful remediation efforts resulting in principal pay downs totaling $14.0 million, sales of nonaccrual loans of $2.0 million, and charge-offs of $3.1 million, offset by loans moved to nonaccrual status of $16.9 million. Restructured loans still accruing were $1.1 million at December 31, 2014, a decrease of $4.9 million from the prior year end, which was primarily the result of the sale of a note receivable on a restructured loan, as well as other remediation efforts. Risk assets of $16.5 million at December 31, 2014 increased $979 thousand from $15.5 million at September 30, 2014, principally due to one new relationship deemed impaired and moved to nonaccrual status, totaling $2.5 million.

The allowance for loan losses totaled $14.7 million at December 31, 2014, a decrease of $6.2 million from $21.0 million at December 31, 2013, principally due to net charge-offs of $2.3 million recorded during 2014, combined with a negative provision for loan losses of $3.9 million. Despite the reduction in the allowance for loan losses balance, allowance coverage metrics remain strong, with the allowance for loan losses to total loans ratio at 2.09% at December 31, 2014, and the allowance for loan losses to nonaccrual loans coverage ratio at 102.2%. The Company’s ratio of classified loans to Tier 1 capital and the allowance for loan losses totaled 23.2%, the lowest this key ratio has been since 2010.

Operating Highlights (Unaudited):
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2014	2013	2014	2013

Net income	$19,114	$2,927	$29,142	$10,004
Diluted earnings per share	$2.36	$0.36	$3.59	$1.24
Dividends per share	$0.00	$0.00	$0.00	$0.00
Return on average assets	6.44%	0.99%	2.48%	0.84%
Return on average equity	69.73%	12.82%	28.78%	11.30%
Net interest income	$8,561	$8,513	$34,024	$32,087
Net interest margin	3.17%	3.19%	3.20%	3.03%

Balance Sheet Highlights (Unaudited):
	December 31,	December 31,
(Dollars in thousands, except per share data)	2014	2013

Assets	$1,190,443	$1,177,812
Loans, gross	704,946	671,037
Allowance for loan losses	(14,747)	(20,965)
Deposits	949,704	1,000,390
Shareholders' equity	127,265	91,439

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
(Dollars in thousands)	2014	2013
Assets
Cash and cash equivalents	$31,409	$37,560
Securities available for sale	376,199	406,943

Loans held for sale	3,159	1,936

Loans	704,946	671,037
Less: Allowance for loan losses	(14,747)	(20,965)
Net loans	690,199	650,072

Premises and equipment, net	24,800	26,441
Other assets	64,677	54,860
Total assets	$1,190,443	$1,177,812

Liabilities
Deposits:
Non-interest bearing	$116,302	$116,371
Interest bearing	833,402	884,019
Total deposits	949,704	1,000,390
Borrowings	101,554	75,109
Accrued interest and other liabilities	11,920	10,874
Total liabilities	1,063,178	1,086,373

Shareholders' Equity
Common stock	430	422
Additional paid - in capital	123,392	123,105
Retained earnings (accumulated deficit)	1,887	(27,255)
Accumulated other comprehensive income (loss)	1,576	(4,813)
Treasury stock	(20)	(20)
Total shareholders' equity	127,265	91,439
Total liabilities and shareholders' equity	$1,190,443	$1,177,812

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2014	2013	2014	2013
Interest and dividend income
Interest and fees on loans	$7,462	$7,755	$29,546	$31,558
Interest and dividends on investment securities	2,058	1,888	8,637	5,540
Total interest and dividend income	9,520	9,643	38,183	37,098
Interest expense
Interest on deposits	838	1,009	3,678	4,445
Interest on borrowings	121	121	481	566
Total interest expense	959	1,130	4,159	5,011
Net interest income	8,561	8,513	34,024	32,087
Provision for loan losses	(1,000)	(1,750)	(3,900)	(3,150)
Net interest income after provision for loan losses	9,561	10,263	37,924	35,237

Noninterest income
Service charges on deposit accounts	1,359	1,409	5,415	5,716
Trust department and brokerage income	1,646	1,628	6,837	6,681
Mortgage banking activities	573	469	2,207	3,053
Other income	681	554	2,460	2,026
Investment securities gains	267	53	1,935	332
Total noninterest income	4,526	4,113	18,854	17,808

Noninterest expenses
Salaries and employee benefits	6,065	6,237	23,658	22,954
Occupancy, furniture and equipment	1,346	1,452	5,579	5,501
Data processing	470	173	1,679	542
Advertising and bank promotions	348	535	1,195	1,251
FDIC insurance	395	639	1,621	2,577
Professional services	456	454	2,285	2,255
Collection and problem loan	196	109	729	674
Real estate owned expenses	39	22	300	137
Other operating expenses	1,814	1,813	6,722	7,356
Total noninterest expenses	11,129	11,434	43,768	43,247
Income before income tax	2,958	2,942	13,010	9,798
Income tax expense (benefit)	(16,156)	15	(16,132)	(206)
Net income	$19,114	$2,927	$29,142	$10,004

Per share information:
Basic earnings per share	$2.36	$0.36	$3.59	$1.24
Diluted earnings per share	2.36	0.36	3.59	1.24
Dividends per share	0.00	0.00	0.00	0.00
Average shares and common stock equivalents outstanding	8,124,450	8,106,451	8,116,054	8,093,306

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis (Unaudited)

	Three Months Ended
	December 31, 2014			December 31, 2013
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$16,550	$11	0.26%	$34,566	$22	0.25%
Securities	396,480	2,079	2.08	394,526	2,018	2.03
Loans	698,229	7,743	4.40	686,619	8,062	4.66
Total interest-earning assets	1,111,259	9,833	3.51	1,115,711	10,102	3.59
Other assets	66,090			61,251
Total	$1,177,349			$1,176,962
Liabilities and Shareholders' Equity
Interest bearing demand deposits	$508,634	$218	0.17	$491,981	$191	0.15
Savings deposits	85,318	34	0.16	79,667	33	0.16
Time deposits	255,691	586	0.91	321,602	785	0.97
Short term borrowings	66,741	52	0.31	42,593	28	0.26
Long term debt	14,879	69	1.84	16,289	93	2.27
Total interest bearing liabilities	931,263	959	0.41	952,132	1,130	0.47
Non-interest bearing demand deposits	125,066			118,878
Other	12,265			15,346
Total Liabilities	1,068,594			1,086,356
Shareholders' Equity	108,755			90,606
Total	$1,177,349			$1,176,962
Net interest income (FTE)/net interest spread		8,874	3.10%		8,972	3.12%
Net interest margin			3.17%			3.19%
Tax-equivalent adjustment		(313)			(459)
Net interest income		$8,561			$8,513

NOTES: Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.
For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis (Unaudited)

	Twelve Months Ended
	December 31, 2014			December 31, 2013
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$14,137	$35	0.25%	$67,132	$174	0.26%
Securities	413,072	8,899	2.15	368,208	5,940	1.61
Loans	683,878	30,719	4.49	683,272	32,779	4.80
Total interest-earning assets	1,111,087	39,653	3.57	1,118,612	38,893	3.48
Other assets	62,313			69,929
Total	$1,173,400			$1,188,541
Liabilities and Shareholders' Equity
Interest bearing demand deposits	$491,046	$823	0.17	$484,114	$785	0.16
Savings deposits	83,941	135	0.16	78,714	129	0.16
Time deposits	292,149	2,720	0.93	352,905	3,531	1.00
Short term borrowings	51,922	148	0.29	24,312	61	0.25
Long term debt	17,773	333	1.87	28,752	505	1.76
Total interest bearing liabilities	936,831	4,159	0.44	968,797	5,011	0.52
Non-interest bearing demand deposits	123,224			119,146
Other	12,095			12,051
Total Liabilities	1,072,150			1,099,994
Shareholders' Equity	101,250			88,547
Total	$1,173,400			$1,188,541
Net interest income (FTE)/ net interest spread		35,494	3.13%		33,882	2.96%
Net interest margin			3.20%			3.03%
Tax-equivalent adjustment		(1,470)			(1,795)
Net interest income		$34,024			$32,087

NOTES: Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.
For yield calculation purposes, nonaccruing loans are included in the average loan balance.

Nonperforming Assets / Risk Elements (Unaudited)

	December 31,	September 30,	December 31,
(Dollars in thousands)	2014	2014	2013

Nonaccrual loans (cash basis)	$14,432	$12,623	$19,347
Other real estate (OREO)	932	1,128	987
Total nonperforming assets	15,364	13,751	20,334
Restructured loans still accruing	1,100	1,735	5,988
Loans past due 90 days or more and still accruing	0	0	0
Total risk assets	$16,464	$15,486	$26,322

Loans 30-89 days past due	$1,612	$1,889	$3,963

Asset quality ratios:
Total nonaccrual loans to loans	2.05%	1.86%	2.88%
Total nonperforming assets to assets	1.29%	1.16%	1.73%
Total nonperforming assets to total loans and OREO	2.18%	2.02%	3.03%
Total risk assets to total loans and OREO	2.33%	2.27%	3.92%
Total risk assets to total assets	1.38%	1.31%	2.23%

Allowance for loan losses to total loans	2.09%	2.35%	3.12%
Allowance for loan losses to nonaccrual loans	102.18%	126.90%	108.36%
Allowance for loan losses to nonaccrual and restructured loans still accruing	94.95%	111.57%	82.75%

Roll Forward of Allowance for Loan Losses (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2014	2013	2014	2013

Balance at beginning of period	$16,019	$21,252	$20,965	$23,166
Provision for loan losses	(1,000)	(1,750)	(3,900)	(3,150)
Recoveries	129	2,131	1,423	6,676
Loans charged-off	(401)	(668)	(3,741)	(5,727)
Balance at end of period	$14,747	$20,965	$14,747	$20,965

About the Company

With nearly $1.2 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-two banking offices and two remote service facilities located in Cumberland, Franklin, Lancaster and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF. For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.

Cautionary Note Regarding Forward-looking Statements:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including, without limitation, statements related to the management’s belief that we have turned the corner on the challenges the Company has been working through for the past several years, including asset quality concerns; improved asset quality metrics, capital levels and sustainability of positive quarterly earnings; our organization being poised for expansion with strong capital ratios, an abundance of liquidity and new technology initiatives and our ability to serve our stakeholders well in 2015. Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we have turned the corner on the challenges the Company has been working through for the past several years, including asset quality concerns; will continue to experience improved asset quality metrics, capital levels and sustainability of positive quarterly earnings; or that our organization will expand, continue to experience strong capital ratios or an abundance of liquidity or successfully implement new technology initiatives that create growth or allow us to serve our stakeholders well in 2015. Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s Form 10-K for the fiscal year ended December 31, 2013 and Form 10-Qs for the quarters ended September 30, 2014, June 30, 2014 and March 31, 2014 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and in other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.
The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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